Exhibit 3(i)

iStar Financial Inc.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:  The charter of iStar Financial Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting Article II in its entirety and substituting in lieu thereof the following:

“ARTICLE II

NAME

The name of the corporation (the “Corporation”) is iStar Inc.”

SECOND:  This amendment to the charter of the Corporation as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation, without action by the stockholders of the Corporation, pursuant to Section 2.605(a)(1) of the Maryland General Corporation Law.

THIRD:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused the foregoing amendment of its charter to be signed in its name on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 17th day of August, 2015.

iStar Financial Inc.

By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

ATTEST:

By:	/s/ Geoffrey M. Dugan
Geoffrey M. Dugan
Secretary